Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of February 3, 2026.

Evolution Sponsor Holdings LLC II

	By:	/s/ Stephen Silver
Stephen Silver, Managing Member

Stephen Silver

By:	/s/ Stephen Silver Stephen Silver Ashley Zumwalt

		By:	/s/ Ashley Zumwalt-Forbes
Ashley Zumwalt-Forbes